EXHIBIT 99.5


TRANSIT GROUP OBTAINS $20 MILLION CREDIT FACILITY

December 19, 1997 12:26 PM EST

ATLANTA--(BUSINESS  WIRE)-- Dec. 19, 1997 -- Transit Group,  Inc.  (Nasdaq Small
Cap: TRGP) today announced that it has finalized a $20 million revolver/term credit facility with Birmingham, Alabama-based AmSouth Bank N.A. The new credit facility, which provides Transit Group with LIBOR or prime-rate pricing options and is secured by accounts receivable, expires in May 2000.

"We are pleased to establish this relationship with AmSouth, which we believe signifies growing recognition of our consolidation strategy in the trucking industry" said Transit Group's President and Chief Executive Officer, Philip A. Belyew. "This new facility will provide important support to our acquisition program going forward, substantially increasing our capacity to fund future transactions. In addition, this facility will augment our working capital needs as we continue to expand."

Belyew noted that the Company's new credit facility would be used immediately to retire approximately $5 million outstanding under a line of credit issued for one of Transit Group's operating subsidiaries. No charges or penalties will be incurred in this early repayment of the Company's subsidiary debt.

During 1997 and since Transit Group began to implement its consolidation strategy, the Company has acquired four trucking companies across the Southeast, including Carroll Fulmer Group, Inc. in Groveland, Florida; Carolina Pacific Distributors in Highpoint, North Carolina; Capitol Warehouse in Louisville, Kentucky; and Service Express in Tuscaloosa, Alabama. These acquisitions represent total annual revenues in excess of $100 million. In addition, the Company recently announced that it has entered into an agreement to acquire
Rainbow Trucking in Louisville, Kentucky, which has annual revenues of approximately $12.5 million. This acquisition, which is subject to due diligence and other conditions, is expected to close by year's end.

Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group, headquartered in Atlanta, Georgia, is a holding company in the business of acquiring and consolidating short- and long-haul trucking companies, particularly truckload carriers based in the southeastern United States. Trucking companies that operate as part of Transit Group are located in Alabama, Florida, Kentucky and North Carolina, and comprise a fleet of more than 400 trucks and 1,000 trailers, serving customers nationwide.